Mail Stop 3561

February 1, 2006


Via U.S. Mail

Ms. Carolyn Sizemore
Vice President and Controller
CSX Corporation
500 Water Street, 15th Floor
Jacksonville, Florida 32202


	RE:	CSX Corporation
		Form 10-K for the year ended December 31, 2004
		Filed March 8, 2005
		File No. 1-08022

Dear Ms. Sizemore:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief


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Ms. Carolyn Sizemore
CSX Corporation
December 12, 2005
Page 1